LEASE AGREEMENT

between

SOUTHPEAK INTERACTIVE, LLC

(LANDLORD)

and

PHILLIPS SALES, INC.
(TENANT)

January 1,2008

THIS LEASE INDENTURE (the “Lease”) dated February 1, 2008 by and among SOUTHPEAK INTERACTIVE, a Virginia Limited Liability Company

(“Landlord”) and Phillips Sales, Inc., a Virginia

Corporation (“Tenant”).

ARTICLE I

GRANT AND TERM

SECTION 1.1 LEASED PROPERTY. That for and in consideration of the rents and the mutual covenants set forth in this Lease, Landlord leases to Tenant, and Tenant rents from Landlord, the following described premises containing 1042 square feet (the “Leased Property”) at $15.00 per square foot.

Suite 0100, 2563 SW Grapevine Parkway, Grapevine Texas 76051

TO HAVE AND TO HOLD the Leased Property and the privileges and appurtenances thereunto belonging unto the Tenant, its permitted successors and assigns, for the term hereinafter provided, and upon the terms and conditions set forth in this Lease, to which the parties mutually covenant and agree.

SECTION 1.2 TERM. The original term of this Lease shall be for a term of three (3) years commencing on January 1, 2008 and expiring at midnight on December 31, 2010 (the “expiration date”) , unless sooner terminated in accordance with the provisions hereof -

SECTION 1.3 SUCCESSORS AND ASSIGNS. The terms of this lease and any covenants and/or modifications shall be binding upon the successors and assigns of both landlord and tenant in like manner as upon the original parties.

ARTICLE II

RENT

SECTION 2.1 RENT. Tenant shall pay to Landlord in lawful money of the United States without notice or demand and without any set off, abatement, counterclaim or deduction whatsoever, a fixed rent as follows: payable in equal monthly installments in advance on the first day of each month. The first payment shall include any prorated rent for the period of the commencement date to the first day of the first full calendar month in the term. The rent shall include the rent and any additional rent (hereinafter defined).

RENTAL RATE AND TERM

2/1/08 through 1/31/09	$1,302.50/month	$15,630.00/yr.
2/1/09 through 1/31/10	$1,302.50/month	$15,630.00/yr.
2/1/10 through 1/31/11	$1,302.50/month	$15,630.00/yr..

SECTION 2.2 RENTAL PAYMENTS. All Rent payments shall be made in person or mailed to arrive in Landlord’s office by the first of each month. Payments shall be made to SouthPeak Interactive., 2900 Polo Parkway, Midlothian, Virginia 23113 until Landlord shall otherwise direct in writing.

SECTION 2.3 LATE PAYMENT. Tenant acknowledges that the failure to pay Rent in a timely fashion results in damages to Landlord which are difficult to measure and covenants that (i) it will pay Rent at the time and in the manner provided herein, and (ii) it will pay Landlord as a late charge equal to five percent (5%) of the amount due on any Rent and all other sums due under this Lease, if such sums have not been received within seven (7) days of their due date. Landlord shall also have the right to charge interest at a rate not to exceed twelve percent (12%) on any past due amounts. Neither the demand nor collection by Landlord of interest and/or late charges shall be construed as a cure of Tenant’s default. Any payment made by Tenant by check and returned to Landlord by Tenant’s bank for insufficient funds shall be deemed not to have been paid until good funds have been provided to Landlord together with an amount equal to any other charges due hereunder and any charges paid by Landlord to any bank as a result of such returned check. Landlord expressly reserves all other rights and remedies provided herein and by law with respect to nonpayment of the Rent.

SECTION 2.4 ADDITIONAL RENT. All sums of money due hereunder, other than the Rent, but including any late payment or interest charges, shall be deemed Additional Rent, and unless otherwise indicated herein, shall be due and payable without deduction, offset, counterclaim or abatement, ten (10) days after notice thereof. All such amounts or charges shall be payable to Landlord at the place where the Rent is payable.

ARTICLE III

SECTION 3.2 TENANT’S-IMPROVEMENTS.

(a)
Tenant shall obtain the prior written approval of Landlord to all plans and specifications for all major improvements upon the Leased Property whether interior, exterior, structural, mechanical, electrical or otherwise. All Tenant’s work, as herein provided, shall be done at the sole cost and expense of Tenant, in accordance with all applicable laws and governmental regulations and without deviation from the plans and specifications approved by Landlord. Approval of the plans and specifications by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy, sufficiency, safety or compliance with law and Tenant shall be solely responsible for such items. Tenant shall obtain at its sole cost and immediately thereafter furnish to Landlord all certificates and approvals required by any governmental authorities and necessary to complete the Tenant’s construction work, and shall furnish a certificate of occupancy to Landlord upon completion. Tenant shall promptly and regularly remove, at its expense, all trash and waste materials resulting during the course of performance of its work or remaining thereafter. Upon Landlord’s request, Tenant shall provide Landlord with payment and performance bonds guaranteeing the completion of all work required to be done by Tenant pursuant to this Article

(b)
All trade fixtures and apparatus installed by Tenant on the Leased Property, except such as may be the property of Landlord, shall remain the property of the Tenant and shall be removable from time to time and also at the expiration of the term of this Lease or any renewal or extension thereof, or other termination thereof, provided Tenant shall not at such time be in default under any covenant or agreement contained in this Lease; otherwise, Landlord shall have a lien on said fixtures or apparatus as security against loss and damage resulting from defaults by Tenant.

(c)
Tenant shall repair and restore the Leased Property following the removal or replacement of its trade fixtures, whether during or at the termination of this Lease, to the condition of the Leased Property prior to Tenant’s occupancy.

ARTICLE IV

CONDUCT OF BUSINESS

SECTION 4.1 PERMITTED USE. The Leased Property shall be used by Tenant for the sole purpose of conducting administrative business regarding tenant’s home rehabilitation business.

SECTION 4.2 COMPLIANCE WITH LAWS. Tenant shall, at its sole cost and expense, promptly comply with all local, state and/or federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force with respect to the Tenant’s use and occupancy of the Leased Property and the Tenant’s business conducted thereon and with the requirements of any board of fire underwriters or similar bodies, now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Leased Property (excluding structural changes not related to or affected by Tenant’s improvements or acts).

ARTICLE V

RESPONSIBILITY OF REPAIRS

SECTION 5.1 TENANT’S REPAIRS.

(a) Tenant shall keep the interior of the Leased Premises, in good and safe order and repair at its own expense, and shall surrender the Leased Premises at the expiration of the term or at such other time as it may vacate the Leased Premises leaving it broom clean, in as good and sanitary condition as when received, excepting depreciation caused by ordinary wear and free of contamination by hazardous or toxic substances, including but not limited to petroleum or petroleum products. Tenant shall not overload the electrical wiring serving the Leased Premises or within the Leased Premises, and will install, at its own expense, but only after obtaining Landlord’s written approval, any additional electrical wiring which may be required in connection with Tenant’s business equipment. Tenant shall not install any underground tanks, nor use any construction materials containing asbestos or PCBfs.

(b) Tenant shall repair promptly, at its own expense, any damage, including, but not limited to, that from forced entry, vandalism or malicious mischief to the Leased Premises or caused by the bringing into or taking out of the Leased Premises any property for Tenant’s use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by Landlord, its agents, employees or contractors’ negligence and in default of such repairs by Tenant, Landlord may made the same, and Tenant agrees to pay the cost thereof.

ARTICLE VI

UTILITES-9-0

SECTION 6.1 UTILTTIES. Landlord shall be responsible for all responsible fuel, water, gas, electricity, and sewerage bills. Tenant shall be responsible for his own telephone bill. Landlord shall not be liable for any interruption or failure in the supply of any utility to the Leased Property.

ARTICLE VII

LANDLORD SERVICES

SECTION 7.1 Landlord shall, at it’s own expense, provide the following services to the leased premises: ground maintain; parking lot maintenance and upkeep; lobby maintenance; exterior maintenance; general waste dumpster. general janitorial service.

ARTICLE VIII

INSURANCE INDEMITY

SECTION 8.1 TENANT’S-OB-LIGATIONS.

(a)
Tenant, at Tenant’s sole cost and expense, shall obtain and maintain for the term of this Lease, insurance policies providing for the following coverage: (i) Tenant’s fixtures, equipment, furnishings, merchandise and other contents in the Leased Premises, for the full replacement value of such items, (ii) one full year of Rent coverage, (iii) with regard to the Tenant’s improvements to the Leased Premises, insurance against any and all perils included within the classification “fire and extended coverage” under insurance industry practice in the Commonwealth of Virginia,, together with insurance against vandalism, malicious mischief av%d apt-4+kk!eL- lea)ttteje air othato spinink-leif damagplate glass insurance, if applicable, and (v) comprehensive gtneral liability insurance against any liability occasioned by any occurrence on or about any part of the Leased Premises or appurtenances thereto, or arising from any of the acts indemnified against in Section 8.2 hereof in the minimum amount of $1,000,000 per person and $1,000,000 per occurrence, and the minimum amount of $500,000 with respect to property damage, and Tenant will further provide the Landlord with certificates or policies of such insurance during the term of this Lease and any renewals or extensions.

(b)
Each of the policies described in this Section 8.1 shall: contain an express waiver of any right of subrogation by the insurance company against Landlord, Landlord’s agents, employees, mortgages and ground lessors, (ii) contain a provision that it shall not be cancelled and that it shall continue in full force and effect unless Landlord has received at least thirty (30) days prior written notice of such cancellation or termination, (iii) not be materially changed without prior notice to Landlord, (iv) be issued by good and solvent insurance companies licensed to do business in the Commonwealth of Virginia, (v) be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry, and (vi) insure and name Landlord, its agents and any mortgages of the Leased Premises as additional insureds as their respective interest may appear.

SECTION 8.2 TNDEMNITY.

(a)
Tenant hereby releases Landlord, its officers, directors, employees and agents from any and all liability or responsibility for any loss or damage to property to the extent covered by valid and collectible fire insurance with standard and extended coverage endorsement, even if such fire or other casualty shall have been caused by the fault or negligence of Landlord, or anyone for whom Landlord may be responsible.

(b)
Tenant hereby indernifies and agrees to save harmless Landlord, its officers, directors, employees and agents from and against any and all claims that (i) arise from or are in connection with the possession, use, occupancy, management, repair, maintenance or control of the Leased Property, and any portion thereof, or (ii) arise from or in connection with any act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, or (iii) result from any default, breach, violation or nonperformance of this Lease or any provision thereof by Tenant, or (iv) result from injury to person or property or loss of life sustained in or about the Lease Property except to the extent that the above are the result of the willful misconduct or negligence of Landlord or his agents.

ARTICLE IX

SECTION 9.1 DESTRUCTION OF LEASED PROPERTY, CONDEMNATION.

If the Leased Property is damaged or destroyed by fire or other casualty covered by insurance, or condemned by public authority, whether by eminent domain or otherwise, then: (i) if totally or substantially destroyed or condemned so that the Leased Property is rendered unrenable, this Lease shall terminate as of the date of such destruction or condemnation, and Tenant shall be liable for the Rent only to the date of such destruction or condemnation, and the entire amount of the insurance proceeds and/or condemnation award for the Leased Property shall belong to and be payable to Landlord, or (ii) if only partially destroyed or condemned and still tenantable, Landlord shall, within a reasonable time, repair the Leased Property with a reasonable reduction of Rent from the date of such partial destruction or condemnation until there be again property substantially similar in value to Tenant as the Leased Property partially destroyed or condemned. Landlord’s obligation to repair or restore the Leased Property as stated herein is conditioned upon-. (1) all insurance proceeds and/or condemnation award for the Leased Property being paid to Landlord, which are sufficient to cover the cost of said repairs and restorations, and (2) there remaining at least twenty-four (24) months in the then existing term of this Lease and any extensions (exercised or unexercised at that date). If Landlord does not repair the Leased Property because either conditions (ii) (1) or (ii) (2) are not met, Landlord shall so notify Tenant and this Lease shall terminate as of the date of such partial destruction or condemnation and Tenant shall be liable for rent only to the date of such partial destruction or condemnation.

As used herein, the date of condemnation shall be the date on which legal title vests in the condemning authority or the date on which Landlord enters into a contract for the sale for public use upon the threat of condemnation, whichever first occurs.

ARTICLE X

ASSIGNMENT AND SUBLETTING

SECTION 10.1 TENANTS-RIGHTS. Tenant shall not assign or mortgage this Lease in whole or in part, without the written consent of Landlord first obtained which consent shall not be unreasonably withheld. Consent by Landlord to any assignment, mortgage or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment, mortgage or subletting. No such assignment, mortgage or sublease shall in any way release or relieve Tenant from any of its covenants or undertakings contained in this Lease, and in all cases under this paragraph, Tenant shall remain liable on this Lease during the original and all renewal terms.

ARTICLE XI

SUBORDINATION AND FINANCING

SECTION 11.1 SUBORDINATION. This Lease and Tenant’s tenancy hereunder shall be subject and subordinate at all times to the lien of any mortgage or deed of trust now or hereafter placed upon the interests of Landlord and the Leased Premises. Tenant agrees to execute and deliver such instruments as may be requested by Landlord or by any mortgage subordinating this Lease to the lien of any present or future mortgage or deed of trust.

SECTION 11.2 ATTORNMENT. If, and so long as, any mortgage or deed of trust is in full force and effect, then, at the, option of the mortgage or deed of trust beneficiary: (i) this Lease shall remain in full force notwithstanding (1) a default under the mortgage or deed of trust by Landlord, (2) failure of Landlord to comply with this Lease (provided the mortgage or beneficiary cures such failure, such right to cure to be at the option of mortgage or beneficiary), (3) a defense to which Tenant might be entitled against Landlord under this Lease, or (4) any bankruptcy or similar proceedings with respect to Landlord, (ii) if any such mortgagee or beneficiary shall become possessed of the Leased Premises, Tenant shall be obligated to such mortgagee to pay to it the rentals and other charges due hereunder and to thereafter comply with all the terms of this Lease, and (iii) if any mortgagee or purchaser, at private or public sale, shall become possessed of the Leased Premises, Tenant shall, without charge, attorn to such mortgagee or purchaser as its Landlord under this Lease.

SECTION 11.3 FINANCING. In the event, as a condition to financing, a construction lender, land lessor or a permanent lender of the Leased Premises requires modifications to this Lease, then, provided such modifications are reasonable, do not, adversely affect Tenant, do not materially alter Tenant’s working plans for the Leased Premises mutually approved by Landlord and Tenant and do not increase the Rent and other sums to be paid hereunder, Landlord shall submit to Tenant a written amendment with such required modifications; if Tenant fails to execute and return within 10 days thereafter the amendments that have been submitted, then Landlord shall have the right to cancel this Lease upon written notice to Tenant.

ARTICLE XII

DEFAULT, BY TENANT

SECTION 12.1 ELEMENTS. The happening of any of the following enumerated events shall constitute a default for which Landlord, in addition to other rights or remedies it may have, shall have the immediate right of re-entry without service of notice or resort to legal process and without Landlord being guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby: (i) failure of Tenant to pay any Rent due hereunder within fifteen (15) days after written notice to Tenant of such failure (provided, however, that no notice or opportunity to cure shall be required after five (5) such notices have been delivered) , (ii) the filing by, on behalf of or against Tenant or any guarantor of Tenant's obligations hereunder, of any petition or pleading to declare Tenant insolvent or unable to pay its debts or met its obligations under the laws of the Untied States or any state, or a receiver of the property of Tenant is appointed, or the levy of execution or other taking of property, assets or the leasehold interest of Tenant by process of law or otherwise in satisfaction of any judgment, debt or claim against Tenant, or (iii) failure of Tenant to perform any of the other terms, conditions or covenants of this lease for more than thirty (30) days after written notice of such failure shall have been given to Tenant (provided, however, that no notice or opportunity to cure shall be required after five (5) such notices have been delivered).

SECTION 12.2 REMEDIES. In the event of any such default or breach by Tenant, Landlord 'may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any other right or remedy at law, equity or under this Lease which Landlord may have by reason of such default or breach:

(a)
Terminate Lease. Terminate Tenant's right to possession of the Leased Property by thirty (30) days' written notice or any other lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Leased Property to Landlord. Upon receipt of the notice by Tenant, Tenant shall vacate the Leased Property within said thirty (30) day period, in such event Landlord shall be entitled to recover from the Tenant all past due Rents, adjustments, and other charges; the expenses of reletting the Leased Property, reasonable attorneys fees; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and other charges and adjustment called for herein for the balance of the Lease term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (in determining the reasonable rental value of the Leased Property the rental realized by any reletting accomplished by Landlord within a reasonable time after termination of this Lease shall be deemed prima facie to be the reasonable rental value, otherwise the same shall be determined according to existing utarket conditions by a qualified appraiser selected by Landlord) ; and that portion of any leasing commission paid by Landlord and applicable to the unexpired lease term of this Lease, or

(b)
Continue the Lease. Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Leased Property. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Rent and any other charges and adjustments as may becoime due hereunder, or

(c)
Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State in which the Leased Property is located, including, but not limited to, the right to assess against Tenant an amount equal to the attorneys, fees incurred by Landlord in collecting any Rent or other payment due hereunder, which amount shall be due in full within ten (10) days of Tenantfs receipt of the assessment by Landlord. All of the remedies set forth in this Section 12.2 shall be cumulative and in addition to one another and any other rights Landlord may have at law or in equity and waiver of one default shall not be deemed to be a waiver of any subsequent default.

SECTION 12.3 CURE OF DEFAULT. If Tenant shall be in default hereunder, Landlord shall have the option, upon ten (10) days written notice to Tenant to cure such default for the account of and at the expense of the Tenant. No such notice shall be required for emergency repairs. Such notice may be delivered before the period for cure of a default by Tenant has expired, provided that Landlord's cure shall not precede the expiration of such cure period. The amounts expanded by Landlord in connection with such cure shall be due from Tenant immediately upon receipt of an invoice therefor.

NOTICES

SECTION 13.1 NOTICES. Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notices or demands shall be given or served and shall not be deemed to have been duly given or served unless in writing and forwarded by registered or certified mail addressed as follows:

To Landlord:	To Tenant:
SouthPeak Interactive, Inc.	Phillips Sales, Inc.
2900 Polo Parkway	2900 Polo Parkway
Suite 104	Suite 200
Midlothian, Virginia 23113	Midlothian, Virginia 23 113

Such addresses may be changed from time to time by either party by serving notice as above provided.

ARTICLE XXV

HOLDOVER

SECTION 14.1 HOLDOVER. If Tenant holds over or remains in possession or occupancy of the Leased Property after the termination of this Lease, Tenant’s occupancy shall be illegal notwithstanding the fact that Tenant shall be liable to Landlord, so long as Tenant or any of its property remains on the Leased Property, for all Rent due hereunder together with any damages sustained by Landlord as a result of Tenant's failure to vacate.

ARTXCLE XV

INSPECTIONS BY LANDLORD

SECTION 15.1 INSPECTIONS BY lANDLORD. Tenant will permit Landlord, its agents, employees, and contractors to enter on the Leased Property and all parts thereof during business hours to inspect the same, to enforce or carry out all provisions of the Lease or to show the same to prospective purchasers, lenders or lessees provided that Landlord will use his best efforts to carry on the inspections in a reasonable 'manner so as not to interfere with Tenant’s business.

ARTICLE XVI

MISCELLANEOUS

SECTION 16.1 SUCCESSORS This Lease and the covenants and conditions herein contained shall enure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall enure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord. If all or any part of Landlord’s interest in this Lease or in the Leased Property shall be held or owned (directly, indirectly or beneficially) by or for any individual, partnership, tenancy-in-cowoon, joint venture, corporation or trust it in agreed that no such owner, joint tenant, beneficiary, trustee, shareholder or corporate entity shall be personally responsible or liable with respect to any of the covenants, conditions or provisions of this Lease to be performed by the Landlord.

SECTION 16.2 ENFORCEMENT AND WAIVER OF EXEMPTIONS. Tenant hereby agrees to pay all costs and expenses incurred by Landlord in enforcing, by legal action or otherwise, any of the provisions, covenants and conditions of this Lease including attorneys’ fees.

SECTION 16.3 APPLICABLE LAW. This Lease shall be construed under the laws of the Commonwealth of Virginia.

SECTION 16.4 MISCELLANEOUS PROVISIONS. This Lease shall not be deemed to give rise to a partnership relation, and neither party shall have authority to obligate the other without written consent, except as specifically provided in this Lease.

SECTION 16.5 DEBTS AND ACCIDENTS. Each party agrees that the other party shall in no way be responsible for the debts of, or liabilities for accidents or damages caused by, the other party.

SECTION 16.6 CAPTIONS. The captions and heading& throughout the Lease are for convenience of reference only. The words contained therein do not explain, modify, amplify or add to the interpretation, construction or ‘meaning of any provision of or the scope of intent of this Lease or in any way affect this Lease.

SECTION 16.7 ENTIRE AGREEMENT. This Lease contains the entire agreement of the parties hereto and any and all oral and written agreements, understandings, representations, warranties, promises and statements of the parties hereto and their respective officers,- directors, partners, agents and brokers with respect to the subject matter of this Lease and any matter covered or mentioned in this Lease shall be merged in this Lease and no such prior oral or written statement shall be effective or binding for any reason or purpose unless specifically set forth in this Lease. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

SECTION 16.8 SERVABILITY. if any provision of this Lease or the application thereof to any person or circumstance shall, to.any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it in invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

/s/ Greg Phillips	/s/ Greg Phillips
Greg Phillips	Southpeak Interactive LLC
Phillips Sales, Inc.